Exhibit 16.1

<< Comiskey & Company Letterhead>>

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: China Wind Systems, Inc. (formerly: Malex Inc.)

Ladies and Gentleman,

We were previously the principal accountants for Malex, Inc.(the “Company”) and have issued our report dated July 23, 2007 on the audited financial statements of the Company as of April 30, 2007 and 2006. We have read and agree with the statements contained in Item 4.01 of Form 8-K of China Wind Systems, Inc. regarding changes in and disagreements with its principal accountants.

February 7, 2008
Denver, Colorado

/s/ Comiskey & Company

PROFESSIONAL CORPORATION